Exhibit 99.1
Limelight Networks Expands Senior Leadership Team
With Appointment of New Chief Legal Officer
Philip Maynard Brings Broad Technology, Corporate Experience In Support Of
Global Business Growth
TEMPE, ARIZ. — November 12, 2007 — Limelight Networks (Nasdaq: LLNW), a leading content delivery network (CDN) for digital media, announced today that Philip C. Maynard has been named senior vice president, chief legal officer and secretary, effective immediately. As a member of Limelight Networks’ senior executive team, Maynard will have responsibility for all domestic and international legal matters. This will include corporate governance, intellectual property, including Limelight Networks’ expanding patent program, trademarks and other intellectual properties; litigation support, and contract management.
Maynard brings nearly three decades of legal experience in both corporate and private practice to his role at Limelight Networks, most recently at FileNet Corporation, where he served as senior vice president, chief legal officer and secretary. He has also served as chief legal officer or general counsel for SRS Labs, Inc., Wonderware Corporation, the Software Systems Division of Invensys plc, and the National Education Corporation.
“Limelight Networks continues to expand at an exceptional pace in order to meet the ever-growing needs of our customers and their rich media content,” said Jeff Lunsford, CEO, Limelight Networks. “Philip is a proven, senior legal professional and corporate executive whose skills and experience across a broad range of industries, technologies and publicly held companies are an ideal fit for our company. He is a great addition to our leadership team as we go forward.”

“Limelight Networks has already established a leadership position in the rich media market,” said Maynard. “I look forward to working with the board and senior leadership team to support the company during this time of explosive business, customer growth and continued global expansion.”
Maynard holds a bachelor’s degree of political science from California State University, Fullerton, and a J.D. from Loyola Law School, Los Angeles. He also serves on the Board of Directors of the Southern California Chapter of the American Corporate Counsel Association.
About Limelight Networks
Limelight Networks is a high-performance content delivery network for digital media, providing massively scalable, global delivery solutions for on-demand and live Internet distribution of video, music, games, software and social media. Limelight Networks’ infrastructure is optimized for the large object sizes, large content libraries, and large audiences associated with compelling rich media content. Limelight is the content delivery network of choice for over 1,000 companies, including many of the world’s top Internet, media and entertainment companies, including Microsoft Xbox LIVE, Sony Playstation 3, Akimbo, Amazon Unbox™, Belo Interactive, Brightcove, “BuyMusic” @ Buy.com, DreamWorks, LLC, Facebook, FOXNews.com, IFILM, ITV Play, MSNBC.com, NC Interactive and Valve. For more information, visit www.llnw.com.
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Press Contacts:
Limelight Networks
Kristen Leon
Waggener Edstrom Worldwide
415-547-7027
kristenl@waggeneredstrom.com